As filed with the Securities and Exchange Commission on January 16, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

New York	000-15366	16-1276885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Madison Street, Syracuse, New York 13202

(315) 475-2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Daniel Mohr

Treasurer and Chief Financial Officer

120 Madison Street, Syracuse, New York 13202

(315) 475-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin P. Doyle

Nixon Peabody LLP

1100 Clinton Square

Rochester, New York 14604

(585) 263-1359

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the U.S. Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share	26,918 shares	$1,000.00(1)	$26,918,000.00(1)	$1,057.88
Warrants to Purchase Common Stock, and Underlying shares of Common Stock, par value $1.00 per share	173,069 shares(2)	$23.33(3)	$4,037,699.77(3)	$158.68
Total			$30,955,699.77	$1,216.56

(1)	Calculated in accordance with Rule 457(a).

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 173,069 shares of common stock with an initial per share exercise price of $23.33, (b) the 173,069 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $23.33.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the U.S. Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2009

PROSPECTUS

ALLIANCE FINANCIAL CORPORATION

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 173,069 Shares of Common Stock

173,069 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, which we refer to as the Series A Preferred Stock, a warrant, which we refer to as the Warrant, to purchase up to 173,069 shares of our common stock, par value $1.00 per share, which we refer to as the Common Stock, and any shares of Common Stock issuable from time to time upon the exercise of the Warrant. In this prospectus, we refer to the Series A Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively as the Securities. The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement, dated December 19, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the U.S. Department of the Treasury, which we sometimes refer to as the initial selling securityholder or the Treasury, to the Treasury in a transaction exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act.

The Warrant entitles the holder to purchase 173,069 shares of our Common Stock at an initial exercise price of $23.33 per share (subject to adjustment). Unless exercised, the Warrant will automatically expire at 5:00 p.m., New York City time, on December 19, 2018.

We are registering the Securities for resale by the initial selling securityholder and its successors, including pledges, transferees, donees, or assigns, which we collectively refer to as the selling securityholders. The selling securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents in one or more public or private transactions at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices described in the section entitled “Plan of Distribution” beginning on page 5. If these Securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

The methods of resale of the Securities offered hereby are described under the heading “Plan of Distribution.” The registration of the offered Securities does not necessarily mean that any of the Securities will be sold by the selling securityholders. We will not receive any cash proceeds if the Securities are sold. We will, however, receive proceeds if any selling securityholder exercises the Warrant and the exercises price is paid in cash.

Neither the Series A Preferred Stock nor the Warrant is listed on any exchange, and, unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “ALNC.” On January 15, 2009, the last reported sale price of our Common Stock on the NASDAQ Global Market was $21.00. You are urged to obtain current market quotations of the Common Stock.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus, as well as in any supplements to this prospectus.

These Securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, which we refer to as the Registration Statement, that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. Additionally, under the shelf process, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling securityholders. Any such prospectus supplement will be attached to this prospectus. Such prospectus supplement may also add, update or change information contained in this prospectus.

The Registration Statement, including the exhibits to the Registration Statement, provides additional information about us and the offered securities. This prospectus does not contain all of the information set forth in the Registration Statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website at http://www.sec.gov or at the SEC offices mentioned under the headings “Where You Can Find More Information” on page 14.

You should read both this prospectus and any prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” on page 14 and “Incorporation of Certain Documents by Reference” on page 15. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information that is inconsistent with this prospectus will supersede the information in this prospectus or any prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

All references to “Alliance Financial Corporation,” “Alliance,” “the Company,” “we,” “our,” “us,” and similar terms refer to Alliance Financial Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the securities described in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section on page 2 and the other documents we refer to and incorporate by reference, in order to understand this offering full and before making an investment decision. In particular, we incorporate important business and financial information into this prospectus by reference.

Alliance Financial Corporation, a New York corporation, is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, New York, an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

The Company’s administrative offices and its subsidiaries are located on the 18th Floor, AXA Tower II, 120 Madison St., Syracuse, New York. The Company’s telephone number is (315) 475-2100. You can find additional information regarding the Company in its filings with the SEC referenced in the section of this document titled “Where You can Find More Information” beginning on page 14.

Our common stock is listed on the NASDAQ Global Market under the symbol “ALNC.”

On December 19, 2008, Alliance entered into a Letter Agreement and related Securities Purchase Agreement—Standard Terms, which we refer to collectively as the CPP Agreement, pursuant to which we agreed to issue and sell, and the U.S. Department of Treasury, which we refer to as the Treasury or initial selling securityholder, agreed to purchase, (i) 26,918 shares of Alliance’s newly issued, non-voting Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, which we refer to as the Series A Preferred Stock, having a liquidation preference of $1,000 per share, for a total price of $26,918,000, and (ii) a ten-year warrant to purchase up to 173,069 shares of Alliance’s common stock, par value $1.00 per share, which we refer to as the Common Stock, at an initial exercise price of $23.33 per share, which we refer to as the Warrant and collectively, (i) and (ii) we refer to as the Securities. The warrant was immediately exercisable upon its issuance and will expire on December 19, 2018.

We are registering the shares of the Series A Preferred Stock and the Warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as shares of Common Stock to be issued upon the exercise of the Warrant. We have filed with the SEC a Registration Statement with respect to the Securities offered under this prospectus.

The Resales

The Securities Offered by the Selling Securityholders	Up to 26,918 shares of Series A Preferred Stock, $1.00 par value per share.

The Warrant to purchase up to 173,069 shares of Common Stock, par value $1.00 per share.

Up to 173,069 shares of Common Stock.

Listing	Our Common Stock is listed on the NASDAQ Global Market under the symbol “ALNC.”

Use of Proceeds	We will not receive any proceeds from the resale of the Securities by the selling securityholders. We will, however, receive proceeds if any selling securityholder exercises its Warrant and the exercise price is paid in cash. Such proceeds, if any, will be used for general corporate purposes.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Securities, see “Risk Factors” beginning on page 2 of this prospectus.

RISK FACTORS

An investment in our Securities involves significant risks. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 to Form 10-K, and as further updated by our subsequent Quarterly Reports on Form 10-Q, which have been filed with the SEC and incorporated herein by reference, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before you make an investment decision regarding the Securities. Any of these risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, results of operations and cash flows. In any such case, you could lose all or a portion of your original investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical or current facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. These statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” “target” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, factors referenced herein under the section captioned “Risk Factors” on page 2; possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); recent adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s private banking and asset investment advisory activities; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in interest rates; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; the Company’s use of trust preferred securities; competitive pressures from other financial institutions; a further deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect a borrower’s ability to service and repay our loans; changes in loan defaults and charge-off rates; adequacy of loan loss reserves; reduction in deposit levels necessitating increased borrowing to fund loans and investments; the passing of adverse government regulation; the risk that goodwill and intangibles recorded in the Company’s financial statements will become further impaired; risks related to the identification and implementation of acquisitions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant risks and uncertainties detailed in the Company’s Annual Report on Form 10-K, the Company’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q and other filings submitted to the SEC.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our filings with the SEC, described below under the heading “Where You Can Find More Information” on page 14, all of which is accessible on the SEC’s website at http://www.sec.gov.

ABOUT ALLIANCE FINANCIAL CORPORATION

Alliance Financial Corporation is a New York corporation and a registered financial holding company formed on November 25, 1998 as a result of the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc., which were incorporated May 30, 1986 and October 31, 1984, respectively. The Company is the holding company of Alliance Bank, N.A., referred to as the Bank, which was formed as the result of the merger of First National Bank of Cortland and Oneida Valley National Bank in 1999.

The Bank provides financial services from 29 customer service facilities in the New York counties of Cortland, Madison, Oneida, Onondaga, Oswego, and from a Trust Administration Center in Buffalo, New York. Primary services include commercial, retail and municipal banking, consumer finance, mortgage financing and servicing, and trust and investment management services. The Bank has a substantially wholly owned subsidiary, Alliance Preferred Funding Corp., which is engaged in residential real estate activity, and a wholly owned subsidiary, Alliance Leasing, Inc., which is engaged in commercial leasing activity in over thirty states.

The Company’s administrative offices and its subsidiaries are located on the 18th Floor, AXA Tower II, 120 Madison St., Syracuse, New York. Banking services are provided at the administrative offices as well as at the Company’s 29 customer service facilities. The Company’s telephone number is (315) 475-2100. The website for the Company and the Bank is http://www.alliancefinancialcorporation.com. Information on this website does not constitute part of this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

	Nine months ended September 30, 2008	Years ended December 31,
		2007	2006	2005	2004	2003
Excluding interest on deposits	2.50	2.16	2.13	2.60	3.20	3.44
Including interest on deposits	1.45	1.32	1.30	1.49	1.71	1.84

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•	income before taxes; and

•	fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•	interest and debt expenses, excluding interest on deposits, and, in the second alternative shown above, including interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

DIVIDEND POLICY

We have historically paid regular quarterly cash dividends on our Common Stock, and the board of directors presently intends to continue the payment of regular quarterly cash dividends, dependent upon the results of operations of the immediately preceding quarters and subject to the need for those funds for debt service and other purposes.

Holders of our preferred stock, including the Series A Preferred Stock, however, have a priority right to distributions and payment over our Common Stock and otherwise restricts the amount that we can pay to the holders of our Common Stock. The dividend rights of our Common Stock are qualified and subject to the dividend rights of holders of our outstanding preferred stock as described further in “Description of Securities – Fixed Rate Cumulative Perpetual Preferred Stock, Series A” beginning on page 7.

We paid quarterly dividends on our Common Stock of $0.22 during calendar year 2006 through September 30, 2007, $0.24 therefrom through June 30, 2008 and $0.26 therefrom through December 31, 2008.

While we are a legal entity separate and distinct from our banking and other subsidiaries, these subsidiaries are the principal assets, and as such, substantially all of the funds available for the payment of dividends are derived from the Bank. Thus, future dividends will depend upon the earnings of the Bank, its financial condition and its need for funds. Furthermore, there are a number of federal banking policies and regulations that restrict the Company’s ability to pay dividends. In particular, because the Bank is a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation, which we refer to as FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Also, as a national bank, the Bank is subject to Office of the Comptroller of the Currency (OCC) regulations which impose certain minimum capital requirements that would affect the amount of cash available for distribution to the Company. In addition, under Federal Reserve policy, the Company is required to maintain adequate regulatory capital, is expected to serve as a source of financial strength to the Bank, and to commit resources to support the Bank. These policies and regulations may have the effect of reducing the amount of dividends that the Company can declare to its shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Securities by any selling securityholder. All of the proceeds from the sale of the Securities offered in this prospectus will be retained by the selling securityholders. However, assuming the Warrant is exercised by the selling securityholders, and further assuming that the exercise price of the Warrant is paid in cash, we would receive gross proceeds of approximately $4,037,700 from those exercises. Any such proceeds will be used for general corporate purposes.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell all or a portion of the offered Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may also be effected in transactions, which may involve cross or block transactions.

If underwriters are used in an offering of Securities, such offered Securities will be acquired by the underwriters for their own account and may be resold in one or more transactions:

•

on any national securities exchange or quotation service on which the Series A Preferred Stock or the Common Stock may be listed or quoted at the time of sale, including as of the date of this prospectus the NASDAQ Global Market in the case of the Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an exchange or otherwise.

In addition, any Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Series A Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these Securities.

The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the securities, less discounts and concessions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts negotiated immediately prior to the sale.

In offering the Securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from such registration or qualification requirement is available and complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, including Rule 153 under the Securities Act.

At the time a particular offer of Securities is made, if required, a prospectus supplement will set forth the number and type of Securities being offered and the terms of the offering, including, among other things, the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission allowed or reallowed or paid to any dealer and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 19, 2008, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own. The securities, which we refer to as the Securities throughout this prospectus, to be offered under this prospectus for the account of the selling securityholders consist of:

•

26,918 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the Series A Preferred Stock and 100% of the preferred stock, par value $1.00 per share, of the Company, which we refer to as the Preferred Stock, outstanding as of the date of this prospectus;

•	a Warrant to purchase 173,069 shares of our Common Stock;

•	173,069 shares of our Common Stock issuable upon exercise of the warrant, which shares, if issued, would represent approximately 3.64% of our Common Stock outstanding as of December 19, 2008.

For purposes of this prospectus, we have assumed that, after the completion of the offering, none of the Securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with rules of the SEC and includes voting and investment power with respect to the Securities. To our knowledge, the Treasury has sole voting and investment power with respect to the Securities.

We do not know when or in what amounts the selling securityholders may offer the Securities for sale. The selling securityholders might not sell any or all of the Securities offered by this prospectus. Because the selling securityholders may offer all or some of the Securities pursuant to this offering, and because currently no sale of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the Securities, the Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in one or more supplements to this prospectus if, and when, necessary.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 11,000,000 shares of capital stock, 10,000,000 of which are common stock, par value $1.00 per share, which we refer to as the Common Stock, and 1,000,000 of which are preferred stock, par value $1.00 per share, which we refer to as the Preferred Stock. As of January 15, 2009, 4,578,910 shares of Common Stock were issued and outstanding and 26,918 shares of our Preferred Stock were issued and outstanding. The description of our capital stock set forth below is only a summary. The full terms of our capital stock are set forth in Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.

The remaining 973,082 authorized but unissued shares of Preferred Stock are typically referred to as “blank check” preferred stock. This term refers to preferred stock for which the rights and restrictions are determined by the board of directors of a corporation. Under our Amended and Restated Certificate of Incorporation, as amended, which we refer to as the Certificate of Incorporation, our board of directors has the authority, without any further shareholder vote or action, to issue the remaining Preferred Stock in one or more series and to fix, determine or amend the relative rights and preferences of any series so established, within the limitations set forth by the New York Business Corporation Law, which we refer to as the NYBCL, relating to the powers, designations, rights, preferences, and restrictions thereof, including among other things:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption terms;

•	liquidation preferences; and

•	the number of shares constituting each series.

The following is a summary of the general terms of the Securities being registered in the Registration Statement of which this prospectus is a part.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

We have designated 26,918 shares of Preferred Stock as “Fixed Rate Cumulative Preferred Stock, Series A,” par value $1.00 per share, which we refer to in this prospectus as the Series A Preferred Stock. These shares were issued to the Treasury on December 19, 2008, pursuant to the Treasury’s Capital Purchase Program, or CPP. The following is a summary of the material provisions of the Series A Preferred Stock. The full terms of the Series A Preferred Stock are set forth in Exhibits 4.1, 4.2, 4.3, 4.4 and 4.6 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.

Ranking

The Series A Preferred Stock ranks senior to our Common Stock and will rank pari passu with Preferred Stock other than Preferred Stock which by their terms rank junior to any existing Preferred Stock.

Dividend

Cumulative dividends on shares of the Series A Preferred Stock accrue on the liquidation preference of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue from December 19, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, such rate will increase to 9% per annum thereafter, if, as and when declared by our board of directors out of funds legally available therefor. Dividends will be payable in arrears on the 15th day of February, May, August and November of each year. Dividends will be payable to holders of record as they appear in the stock register of the Company at the close of business on the applicable record date, which shall be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors or any duly authorized committee of the board of directors that is not more than 60 nor less than 10 days prior to such dividend payment date.

Dividends on the Series A Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series A Preferred Stock shall bear interest at the applicable dividend rate, unless and otherwise prohibited or limited by applicable law, and shall be compounded (i.e., dividends are paid on the amount of unpaid dividends). The Series A Preferred Stock has no maturity date and ranks senior to our Common Stock and any other junior Preferred Stock with respect to the payment of dividends and distributions.

As long as the Series A Preferred Stock is outstanding, we will not be able to pay dividends on any shares of Common Stock or Preferred Stock ranking junior to the Series A Preferred Stock, unless all dividends on the Series A Preferred Stock have been paid in full, including full cumulative dividends having been or contemporaneously declared and paid on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full upon the Series A Preferred Stock and the shares of each Preferred Stock ranking pari passu with the Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any other Preferred Stock ranking pari passu with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and such other series of Preferred Stock bear to each other.

Until the earlier of December 19, 2011 and the date the Treasury no longer holds any Series A Preferred Stock, without Treasury’s consent, we cannot declare or pay any dividend or make any distribution on our Common Stock, other than (i) the regular quarterly cash dividend that we have declared and paid; provided that we may not increase the amount of such dividend above $0.26 per share, (ii) any dividends payable solely in shares of Common Stock and (iii) dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Rights Upon Liquidation

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Redemption

The Series A Preferred Stock shall not be redeemable prior to February 15, 2012, unless the Company has received from certain qualified equity offerings aggregate gross proceeds of not less than $6,729,500. In such case, we may redeem the Series A Preferred Stock, subject to the approval of the FRB, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by the Company to persons other than the Company or any of its subsidiaries after December 19, 2008 of shares of Series A Preferred Stock, Common Stock or any combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the FRB, excluding any sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008.

On and after February 15, 2012, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part at any time or from time to time.

In any redemption, the redemption price is an amount equal to the per share liquidation amount of $1,000, plus accumulated and unpaid dividends, if any, thereon to but excluding, the date fixed for redemption.

Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price upon such surrender. If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart, then from and after the redemption date dividends will cease to accumulate on such Series A Preferred Stock, such stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except the right to receive the redemption price.

Notice of redemption will be given to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Company. Any notice properly sent shall be presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder shall not affect the validity of the proceedings for the redemption.

The Series A Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a duly authorized committee thereof may determine to be fair and equitable.

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our Preferred Stock.

Conversion

Shares of Series A Preferred Stock are not convertible.

Voting

The holders of Series A Preferred Stock will have no voting rights, except as otherwise from time to time required by applicable law and class voting rights on matters as set forth below:

•	any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

•	any amendment to the rights of the Series A Preferred Stock; or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Stock.

Any class vote held on the above matters entitles each share of Series A Preferred Stock to one vote and requires approval of at least 66 2/3% of the shares of Series A Preferred Stock outstanding at such time.

If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any stock ranking on parity with the Series A Preferred Stock, voting together as a class, to elect two directors to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full at which time such right shall terminate.

Warrant

Pursuant to the CPP, we issued a warrant to the Treasury on December 19, 2008, which we refer to as the Warrant. The following is a summary of the principal terms of the Warrant issued to the Treasury. The full terms of the Warrant are set forth in Exhibit 4.5 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.

General

The Warrant, when exercised, will entitle the holder to receive up to 173,069 shares of our Common Stock, which we refer to as the Warrant Shares. The warrant is immediately exercisable, in whole or in part, and the initial exercise price is $23.33 per share. The exercise price and the number of Warrant Shares issuable on exercise of the Warrant are both subject to adjustment upon the occurrence of certain events. See “–Adjustments” below.

Unless exercised, the Treasury Warrant will automatically expire at 5:00 p.m., New York City time, on December 19, 2018.

Exercise

The Warrant may be exercised by surrendering to the Company the certificates evidencing such Warrant with the accompanying form of election to exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made in the form of the Warrant Shares that would otherwise be delivered to the warrantholder upon such exercise, based on the market price of the Common Stock on the trading day on which the Warrant is exercised. Upon the consent of both the Company and the warrantholder, payment of the exercise price may also be made by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company.

The warrantholder shall not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than one half of the initial Warrant Shares in the aggregate until the earlier of (a) the date on which the Company has received aggregate gross proceeds of not less than $26.918 million from one or more qualified equity offerings and (b) December 31, 2009.

No fractional Warrant Share will be issued upon exercise of the Warrant. If any fraction of a Warrant Share would be issuable upon the exercise of the Warrant, we will, in lieu of issuing a fraction of a Warrant Share, pay to the warrantholder at the time of exercise an amount in cash equal to the same fraction of the current market value of a share of our Common Stock computed to the nearest whole cent less the pro-rated exercise price for such fractional share.

The Company will pay for any expenses, including issue and transfer taxes, in respect of the issuance of shares of our Common Stock upon exercise of the Warrant.

Holders of the Warrant, as such, have no right to vote on or consent with respect to matters submitted to our stockholders, receive notice of any meeting of our stockholders, receive dividends or other distributions on our Common Stock or share in our assets in the event of our liquidation, dissolution or winding up.

Adjustments

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of Warrant Shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of Warrant Shares into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A, thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company. and requiring shareholder approval, the warrantholder’s right to receive Warrant Shares upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Registration Rights

We have granted to the Warrant holder piggyback registration rights for the Warrant and the Warrant Shares and we have agreed to take such other steps as may be reasonably requested to facilitate the transfer of the Warrant and the Warrant Shares.

We have applied for the NASDAQ listing of the Warrant Shares and will take such other steps as may be reasonably requested to facilitate the transfer of the Warrant or the Warrant Shares.

Reduction

In the event that we have received aggregate gross proceeds of not less than $26,918,000 from one or more qualified equity offerings of Common Stock or Series A Preferred Stock for cash on or prior to December 31, 2009, the number of shares of Warrant Shares then held by the Treasury will be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the Warrant (taking into account all adjustments) and (ii) 0.5.

Substitution

In the event we are no longer listed or traded on a national securities exchange or securities association, the Warrant will be exchangeable, at the option of the Treasury, for senior debt or another economic instrument or security issued by us such that the Treasury is appropriately compensated for the value of the Warrant, as determined by the Treasury.

Common Stock

Introduction

The following section describes the material features and rights of our Common Stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Certificate of Incorporation and our Amended and Restated Bylaws, as amended, which we refer to as our Bylaws, each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, and to applicable sections of the NYBCL. The full terms of the Series A Preferred Stock are set forth in Exhibits 4.1, 4.3, and 4.4 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.

General

Each share of Common Stock entitles the holder to the same rights, and is the same in all respects with, each other share of Common Stock. Holders of Common Stock are entitled to (1) one vote per share on all matters requiring a stockholder vote and do not have cumulative voting rights with respect to the election of directors, (2) a ratable distribution of dividends declared by the board of directors and, (3) in the event of a liquidation, dissolution or winding up of the company, to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, redemption, subscription, sinking fund or conversion rights. The shares of Common Stock, when issued in the manner described in this prospectus, will be fully paid and nonassessable.

Dividends

We pay dividends as determined by its board of directors as described in “Dividend Policy” on page 4. Future dividend payments will depend upon our operating results, capital and reserve requirements and the consideration by our board of directors of other relevant factors, and there can be no assurance that our dividend policy will continue.

Holders of our Preferred Stock, including the Series A Preferred Stock, however, have a priority right to distributions and payment over our Common Stock. Thus, we are currently restricted from increasing the quarterly cash dividends paid to holders of shares of Common Stock above $0.26 per share. The dividend rights of a holder of our Common Stock are qualified and subject to the dividend rights of holders of our outstanding Preferred Stock as described above in “–Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.

Transfer Agent & Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

Anti-takeover Effects of Certain Provisions in our Certificate, Bylaws and the NYBCL

Some provisions of our Certificate of Incorporation, our Bylaws, and NYBCL may be deemed to have an anti-takeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Alliance more difficult.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the Bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or a proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The Certificate of Incorporation does not authorize cumulative voting for the election of directors.

Restrictions on Removing Directors from Office. The Certificate of Incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of our Common Stock entitled to vote.

Preferred Stock Authorization. As noted above under “Description of Securities,” our board of directors, without shareholder approval, has the authority under our Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of Alliance or make removal of management more difficult. The board of directors has no present plan or understanding to issue any Preferred Stock, other than the Series A Preferred Stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by our board of directors and also by a majority of the outstanding shares of Alliance’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i) The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Alliance;

(ii) The inability of stockholders to act by written consent;

(iii) The inability of stockholders to call special meetings of stockholders;

(iv) The division of the board of directors into three staggered classes;

(v) The ability of the board of directors to fill vacancies on the board of directors;

(vi) The inability to deviate from the manner prescribed in the Bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii) The ability of the board of directors to amend and repeal the Bylaws; and

(ix) The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Alliance.

The Bylaws may be amended by the affirmative vote of a majority of the total number of directors which Alliance would have if there were no vacancies on the board of directors of Alliance or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights referenced in (i) above).

Stockholder Rights Plan. In October 2001, we adopted a stockholder rights plan designed to ensure that any potential acquirer would negotiate with our board of directors and that all of our stockholders would be treated equitably in the event of a takeover attempt. Under the plan, Series A Junior Participating Preferred Stock Purchase Rights, which we refer to as the Rights, were distributed at the close of business on October 29, 2001 to shareholders of record as of that date. The Rights trade with the Common Stock, and are exercisable and trade separately from the Common Stock only if a person or group acquires or announces a tender or exchange offer that would result in such person or group owning 20% or more of the Common Stock of the Company. In the event the person or group acquires a 20% Common Stock position, the Rights allow other holders to purchase stock of the Company at a discount to market value. The Company is generally entitled to redeem the Rights at $0.001 per Right at any time prior to the 10th day after a person or group has acquired a 20% Common Stock position. The Rights will expire on October 29, 2011 unless the plan is extended or the Rights are earlier redeemed or exchanged.

LEGAL MATTERS

The validity of the Securities being offered by this prospectus will be passed upon for us by Nixon Peabody LLP.

EXPERTS

The consolidated financial statements as of December 31, 2006, and for each of the two years in the period ended December 31, 2006, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference, herein, in reliance upon the reports of Crowe Horwath LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms part of the Registration Statement, does not contain all of the information in the Registration Statement. We have omitted certain parts of the Registration Statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our Securities, please see our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.alliancefinancialcorporation.com.

We furnish holders of our Common Stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents or complete copies of those documents. Please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. In all cases, you should rely on later information over different information included in this prospectus. We incorporate by reference into this prospectus the documents listed below, except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules. Such furnished information is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, as amended by Amendment No. 1, filed with the SEC on May 20, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008;

•	Our Current Reports on Form 8-K, filed with the SEC on each of December 10, 2008, December 19, 2008 and December 23, 2008; and

•	The description of our Common Stock set forth in the registration statement on Form 8-A, filed with the SEC on October 25, 2001.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all Securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

We will provide a copy of any or all of the information incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference) to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, at no cost to the requester. Requests for such copies should be directed to:

Alliance Financial Corporation

J. Daniel Mohr

Treasurer and Chief Financial Officer

120 Madison Street, Syracuse, New York 13202

Tel: (315) 475-2100

ALLIANCE FINANCIAL CORPORATION

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 173,069 Shares of Common Stock

173,069 Shares of Common Stock

Prospectus

January 16, 2009

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses to be incurred by the Company in connection with the registration of the Securities under this registration statement. Such expenses, other than the SEC registration fee, are estimates.

SEC Registration Fee	$1,217
Legal Fees and Expenses	$10,000	*
Accounting Fees and Expenses	$16,000	*
Stock exchange listing fees	$0
Printing expenses	$350	*
Transfer agent fees	$0
Miscellaneous	$500	*
Total	$28,067

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (“Bylaws”), provide that we will indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by the New York Business Corporation Law (“NYBCL”). NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

NYBCL provides that the indemnification provisions contained in NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Article IV of our Bylaws provides that, to the fullest extent permitted by NYBCL, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer or employee of Alliance or any of its subsidiaries. We may also, to the full extent permitted by the NYBCL, indemnify all persons whom we are empowered to indemnify thereunder.

In addition, we have purchased insurance policies which provide coverage for its directors and officers in certain situations where we cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Alliance pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 31, 1998), as amended.

4.2	Certificate of Amendment to Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008).

4.3	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2004).

4.4	Amendment to the Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2007).

4.5	Warrant to Purchase Common Stock, dated December 19, 2008 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008).

4.6	Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement-Standard Terms attached thereto, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008).

4.7*	Form of Series A Preferred Stock Certificate.

5*	Opinion of Nixon Peabody LLP.

12*	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends (incorporated by reference to the “Ratios of Earnings to Fixed Charges and Preferred Dividends” discussion in the prospectus attached hereto).

23.1*	Consent of Nixon Peabody LLP (contained in its opinion filed as Exhibit 5).

23.2*	Consent of Crowe Horwath LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

24*	Powers of Attorney (included in signature pages).

*	Filed herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(A), (a)(1)(B) and (a) (1)(C) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York on January 16, 2009.

Date: January 16, 2009	ALLIANCE FINANCIAL CORPORATION

	By:	/s/ Jack H. Webb
Jack H. Webb
Chairman, President and Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Jack H. Webb and J. Daniel Mohr, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments, including any and all amendments to this Registration Statement, all post-effective amendments and any subsequent Registration Statement for the same offering which may be filed under Rule 462 under the Securities Act, and to file the same with exhibits thereto and other documents in connection therewith, with the SEC.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack H. Webb Jack H. Webb	Chairman, President & Chief Executive Officer	January 16, 2009

/s/ J. Daniel Mohr J. Daniel Mohr	Treasurer & Chief Financial Officer	January 16, 2009

/s/ John H. Watt, Jr. John H. Watt, Jr.	Executive Vice President, Director	January 16, 2009

/s/ Judy A. Schultz Judy A. Schultz	Secretary	January 16, 2009

* Mary Pat Adams	Director	January 16, 2009

* Donald S. Ames	Director	January 16, 2009

* Donald H. Dew	Director	January 16, 2009

* John M. Endries	Director	January 16, 2009

* Samuel J. Lanzafame	Director	January 16, 2009

* Margaret Ogden	Director	January 16, 2009

* Lowell A. Seifter	Director	January 16, 2009

Charles E. Shafer	Director	January , 2009

* Paul M. Solomon	Director	January 16, 2009

* Charles H. Spaulding	Director	January 16, 2009

* Deborah F. Stanley	Director	January 16, 2009

*By:	/s/ J. Daniel Mohr
J. Daniel Mohr
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 31, 1998), as amended.

4.2	Certificate of Amendment to Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008).

4.3	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2004).

4.4	Amendment to the Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2007).

4.5	Warrant to Purchase Common Stock, dated December 19, 2008 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008).

4.6	Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement-Standard Terms attached thereto, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008).

4.7*	Form of Series A Preferred Stock Certificate.

5*	Opinion of Nixon Peabody LLP.

12*	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends (incorporated by reference to the “Ratios of Earnings to Fixed Charges and Preferred Dividends” discussion in the prospectus attached hereto).

23.1*	Consent of Nixon Peabody LLP (contained in its opinion filed as Exhibit 5).

23.2*	Consent of Crowe Horwath LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

24*	Powers of Attorney (included in signature pages).

*	Filed herewith